Exhibit 15.1

November 6, 2007

Beckman Coulter, Inc.

4300 N. Harbor Boulevard

Fullerton, CA 92834-3100

Re: Registration Statement No. 333-114457, 333-100904, 333-24851, 333-37429, 33-31573, 33-41519, 33-51506, 33-66990, 33-66988, 333-69291, 333-59099, 333-69249, 333-69251, 333-72896 and 333-72892

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated November 6, 2007, related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Costa Mesa, California